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As filed with the Securities and Exchange Commission on November 23, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

WJ Communications, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3663 (Primary Standard Industrial Classification Code Number)	94-1402710 (I.R.S. Employer Identification No.)

401 River Oaks Parkway, San Jose, California 95134, (408) 577-6200
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Michael R. Farese
Chief Executive Officer and President
WJ Communications, Inc.
401 River Oaks Parkway
San Jose, California 95134
(408) 577-6200
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

With copies of all communications to:
Darrell C. Smith, Esq. Shumaker, Loop & Kendrick, LLP 101 East Kennedy Boulevard Suite 2800 Tampa, Florida 33602 (813) 229-7600

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable and from time to time after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest investment plans, please check the following box.    ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(2)	AMOUNT OF REGISTRATION FEE

Common Stock, Par Value $0.01	442,882 shares	$3.010	$1,333,074.82	$168.90

(1)
This registration statement covers the resale by the selling stockholders of up to 442,882 shares of registrant's common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the average of the high and low sales price of the Registrant's common stock on the Nasdaq National Market on November 16, 2004.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        The information in this Prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.

The information contained in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer and sale is not permitted.

Subject to Completion

November 19, 2004

PROSPECTUS

442,882 Shares

WJ COMMUNICATIONS, INC.

Common Stock

        This prospectus relates to resales by the selling stockholders listed in this prospectus of up to 442,882 shares of our common stock that were issued in connection with our acquisition of assets of EiC Corporation and EiC Enterprises Limited. The purpose of this prospectus is to fulfill our obligation pursuant to a registration rights agreement to register the shares for resale by the selling stockholders. We will not receive any proceeds from the sale of these shares by the selling stockholders.

        This offering is not being underwritten. Subject to the terms of a lock-up agreement, the selling stockholders may offer the shares at various times and in various types of transactions, including private or public transactions, on or off the Nasdaq National Market and sales by a combination of these methods. The shares of common stock may be sold at prevailing market prices or at privately negotiated prices. See "Plan of Distribution." We will bear the costs relating to the registration of these shares except for certain expenses of the selling stockholders.

        We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus.

        Our common stock is traded on the Nasdaq National Market, under the symbol "WJCI." On November 18, 2004, the last reported sale price for the common stock was $3.49 per share. Our principal executive offices are located at 401 River Oaks Parkway, San Jose, California 95134 and our telephone number is (408) 577-6200.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 2.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 19, 2004

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

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SUMMARY

        This summary highlights information about WJ Communications, Inc. Because this is a summary, it may not contain all of the information you should consider before investing in our common stock. You should carefully read this entire prospectus, including the documents incorporated by reference.

        We are a leading radio frequency ("RF") semiconductor company providing radio frequency product solutions worldwide to communications equipment companies and service providers. We design, develop and manufacture innovative, high quality products for both current and next generation wireless and wireline networks, defense and homeland security systems and RF identification systems. Our products are comprised of advanced, highly functional RF semiconductors, components and integrated assemblies which address the RF challenges of these various systems. Our commercial communications products are used by telecommunication and broadband cable equipment manufacturers supporting and facilitating mobile communications, enhanced voice services, data and image transport.

        In June 2004, we completed our acquisition of the wireless infrastructure business and associated assets from EiC Corporation, a California corporation and EiC Enterprises Limited (together "EiC"). EiC designs, develops, manufactures and sells proprietary radio frequency integrated circuits ("RFICs") primarily for wireless communications products. We believe that the addition of EiC's technical expertise further enhances our strategy of offering customers a leading infrastructure RFIC product portfolio.

        Our principal executive offices are located at 401 River Oaks Parkway, San Jose, California 95134 and our telephone number at such address is (408) 577-6200. Our Internet address is www.wj.com and we make our filings with the Securities and Exchange Commission available from our Web site free of charge. Information contained on our Web site is not part of this prospectus.

        Unless the context otherwise requires, all references to "we," "us," "our" or the "Company" in this prospectus refer collectively to WJ Communications, Inc.

RISK FACTORS

        You should carefully consider the risks described below before making an investment decision in our securities. These risk factors are effective as of the date of this prospectus and shall be automatically amended through our future filings incorporated herein by reference. The risks and uncertainties described below are not the only ones we face and there may be additional risks that we do not presently know of or that we currently deem immaterial. The forward-looking statements in this prospectus and in the documents incorporated herein by reference involve risks and uncertainties and actual results may differ materially from the results we discuss in the forward-looking statements. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our stock could decline, and you may lose all or part of your investment.

We have a history of losses, we may incur future losses, and if we are unable to achieve profitability our business will suffer and our stock price may decline.

        We have not recorded operating income since 1999 and we may not be able to achieve revenue or earnings growth or obtain sufficient revenue to sustain profitability. In the nine months ended September 26, 2004 our sales were $24.4 million and we incurred an operating loss of $13.2 million. In addition, our sales for 2001, 2002 and 2003 were $62.2 million, $40.2 million and $26.6 million, respectively. We incurred operating losses of $38.0 million in 2001, $52.5 million in 2002 and $16.7 million in 2003.

        We expect that current reduced end-customer demand will, and other factors could, continue to adversely affect our operating results in the near term and we anticipate incurring additional losses in the future. Other factors could include, but are not limited to:

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  production overcapacity in the industry which could cause us to have to reduce the price of our products adversely affecting our sales and margins;

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  rescheduling, reduction or cancellation of significant customer orders which could cause us to lose sales that we had anticipated;

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  any loss of a key customer;

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  the ability of our customers to manage their inventories which if not properly managed could cause our customers to reschedule, reduce or cancel significant orders or return our products; and

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  political and economic instability in, foreign conflicts involving or the impact of regional and global infectious illnesses (such as the SARS outbreak) on the countries of our vendors, manufacturers, subcontractors and customers.

        We may incur losses for the foreseeable future, particularly if our revenues do not increase substantially or if our expenses increase faster than our revenues. In order to return to profitability, we must achieve substantial revenue growth and we currently face an environment of uncertain demand in the markets our products address. Our ability to increase revenues and achieve and sustain profitability will also be affected by other risks and uncertainties described in this registration statement and other documents that we file from time to time with the Securities and Exchange Commission. We cannot assure you as to whether or when we will return to profitability or whether we will be able to sustain such profitability, if achieved.

We operate in the highly cyclical semiconductor industry which has experienced significant fluctuations in demand.

        The semiconductor industry is highly cyclical and has historically experienced significant fluctuations in demand for products. The industry has experienced significant downturns, often in connection with, or in anticipation of, maturing product cycles and declines in general economic conditions. These downturns have been characterized by diminished product demand of end-customers, production overcapacity, high inventory levels and accelerated erosion of average selling prices. We have experienced these conditions in our business in the past and may experience such downturns in the future. The most recent downturn, which began in the fourth quarter of 2000, has been severe and prolonged, and it is uncertain when any significant sustained recovery will occur. Future downturns in the semiconductor industry may also be severe and prolonged. Future downturns in the semiconductor industry, or any failure of the industry to recover fully from its recent downturn, could seriously impact our revenues and harm our business, financial condition and results of operations.

        During the 1990s and continuing into 2000, the semiconductor industry enjoyed unprecedented growth, benefiting from the rapid expansion of the internet and other computing and communications technologies. During 2001, we—like many of our customers and competitors—were adversely affected by a general economic slowdown and an abrupt decline in demand for products. The terrorist attacks of September 11, 2001 also further depressed economic activity and demand for products. The impact of slowing demand has been compounded by higher than normal levels of product inventories among our customers, resulting in increasing pricing pressure. We expect that factors including, but not limited to, specific market conditions, general economic conditions, economic uncertainty and downturns relating to the threat or actual occurrence of armed international conflict or terrorist attacks, reduced end-customer demand for products, underutilization of our manufacturing capacity and changes in our revenue mix could materially and adversely impact our operating results in the near term.

We depend on Richardson Electronics, Ltd. for distribution of our RF semiconductor products and the loss of this relationship could materially reduce our sales.

        Richardson Electronics, Ltd. is the sole worldwide distributor of our complete line of RF semiconductor products. This sole distributor is our largest semiconductor customer and our sales to Richardson Electronics, Ltd. represent 56% of our semiconductor sales for nine months ended September 26, 2004 and 61%, 51% and 35% in 2003, 2002 and 2001, respectively. We cannot assure you that this exclusive relationship will improve sales of our semiconductor products or that it is the most effective method of distribution. If this sole distributor fails to successfully market and sell our products, our semiconductor sales could materially decline. Our agreement with this distributor does not require it to purchase our products and is terminable at any time. If this distribution relationship is discontinued, our RF semiconductor sales could materially decline.

We depend upon a small number of customers that account for a high percentage of our sales and the loss of, or a reduction in orders from, a significant customer could result in a reduction of sales.

        We depend on a small number of customers for a majority of our sales. We currently have two customers, Richardson Electronics, Ltd. and Celestica, which each accounted for more than 10% of our sales and in aggregate accounted for 62% of our sales for the nine months ended September 26, 2004. We had two customers, Richardson Electronics, Ltd. and Lucent Technologies, which each accounted for more than 10% of our sales and in aggregate accounted for 70% of our sales for the year ended December 31, 2003. Sales to Richardson Electronics accounted for 51% of our sales for the nine months ended September 26, 2004 and 47%, 24% and 11% for the years ended December 31, 2003, 2002 and 2001, respectively. Sales to Celestica accounted for 12% of our sales for the nine months ended September 26, 2004 and 5%, 1% and 1% for the years ended December 31, 2003, 2002 and 2001, respectively. Sales to Lucent Technologies accounted for 8% of our sales for the nine months ended September 26, 2004 and 23%, 25% and 31% for the years ended December 31, 2003, 2002 and 2001, respectively, including sales to their manufacturing subcontractors. In addition, most of our sales result from purchase orders or from contracts that can be cancelled on short-term notice. Moreover, it is possible that our customers may develop their own products internally or purchase products from our competitors. Also, events that impact our customers, for example wireless carrier consolidation, can adversely affect our sales. We expect that our key customers will continue to account for a substantial portion of our revenue in 2004. The loss of or a reduction in orders from a significant customer for any reason could cause our sales to decrease.

The new markets we are targeting may not grow as forecast and we may not be a successful participant in those markets.

        Our growth strategy is based in part on our success in penetrating new markets, including the RFID and defense and homeland security markets. These markets currently are not a material source of revenue for us, and we cannot assure you that our new products will succeed.

        In addition to the risks generally associated with new product development and introduction, these products are subject to the particular risks described below.

        The growth of the RFID market will depend on, among other things, the ability of suppliers to meet size, portability, cost and power consumption objectives, the ability of industry participants to agree on appropriate technology standards and the willingness of end users to invest in the required equipment and information systems. Even if the market does grow as forecasted, our ability to successfully participate in the RFID market will depend upon, among other things, our timely development and marketing of appropriate products, attracting the most advantageous industry partnerships, securing any necessary additional intellectual property and forming customer relationships.

        The success of our products for the defense and homeland security markets will require, among other things, that our products conform to the enhanced specifications often associated with products for this sector, and that we develop relationships with a category of customers with which we have not had extensive dealings in recent years. Our results in this sector may also be affected by changes in government funding levels and by contract provisions that may give customers the right to terminate contracts for convenience.

Third party intellectual property claims could harm our business.

        As is typical in the semiconductor industry, we from time to time receive communications from third parties alleging infringement of patent and other intellectual property rights. For example, we are currently engaged in correspondence with a competitor over an alleged patent infringement claim relating to certain of our products. We believe the asserted claim is without merit and do not believe that the claim will have a material impact on our business. We intend to vigorously protect our proprietary intellectual property rights with respect to all of our products. However, we cannot assure you that this claim, or other such claims that may arise in the future, can be amicably disposed of, and it is possible that litigation could ensue. Litigation could result in substantial costs to us and diversion of our resources. If we fail to obtain a necessary license or if we do not prevail in patent or other intellectual property litigation, we could be required to discontinue using certain technologies, to seek to develop non-infringing technologies, which may not be feasible, and to pay monetary damages, any of which could harm our business.

Our future success depends significantly on strategic relationships with certain of our customers. If we cannot maintain these relationships or if these customers develop their own solution or adopt a competitor's solutions instead of buying our products, our operating results would be adversely affected.

        In the past, we have relied on our strategic relationships with certain customers who are technology leaders in our target markets. We intend to pursue and continue to form these strategic relationships in the future but we cannot assure you that we will be able to do so. These relationships often require us to develop new products that typically involve significant technological challenges. Our partners frequently place considerable pressure on us to meet their tight development schedules.

Accordingly, we may have to devote a substantial amount of our limited resources to our strategic relationships, which could detract from or delay our completion of other important development projects. Delays in development could impair our relationships with our strategic partners and negatively impact sales of the products under development. Moreover, it is possible that our customers may develop their own solutions or adopt a competitor's solution for products that they currently buy from us. If that happens, our business, financial condition and results of operations could be materially and adversely affected.

Our quarterly operating results may fluctuate significantly. As a result, we may fail to meet or exceed the expectations of securities analysts and investors, which could cause our stock price to decline.

        Our quarterly revenues and operating results have fluctuated significantly in the past and may continue to vary from quarter to quarter due to a number of factors, many of which are not within our control. If our operating results do not meet our publicly stated guidance or the expectations of securities analysts or investors, our stock price may decline. For example, in early 2003 and as recently as during our third quarter ended September 26, 2004, we publicly announced revised lowered expectations of financial results for certain periods. Subsequent to such announcements, the trading price of our common stock declined significantly. Factors that can contribute to fluctuations in our operating results include:

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  the rescheduling, reduction or cancellation of significant customer orders;

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  the ability of our customers to manage their inventories;

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  our gain or loss of a key customer;

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  changes in the volume of our product sales and pricing concessions on volume sales;

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  the qualification, availability and pricing of competing products and technologies and the resulting effect on sales and pricing of our products;

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  the timing and success of the introduction of new products and technologies by us and our competitors, and the acceptance of our new products by our customers;

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  the timing of customer-industry qualification and certification of our products and the risks of non-qualification or non-certification;

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  the rate of which our present and future customers and end users adopt our technologies in our target markets;

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  fluctuations in the manufacturing yields of our fabrication facilities or of any third-party semiconductor foundries we outsource to and other problems or delays in the fabrication, assembly, testing or delivery of our products;

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  changes in manufacturing capacity and the utilization of this capacity;

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  the availability and pricing of third-party semiconductor foundry and assembly and test capacity and raw materials;

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  changes in our product mix or customer mix;

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  the level of orders received that we can ship in a fiscal quarter;

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  recognition of non-recurring revenue generated from life-time buys of discontinued products or settlements of contract cancellations for orders containing inventory protection clauses;

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  the quality of our products and any remediation costs;

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  patent and other intellectual property disputes, customer indemnification claims and other types of litigation risks;

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  the risks inherent in acquiring technologies and businesses, including the timing and successful completion of technology and product development through volume production, integration issues, costs and unanticipated expenditures, change relationships with customers, suppliers and strategic partners, potential contractual, intellectual property or employment issues, accounting treatment and charges, and the risks that the acquisition cannot be completed successfully or that anticipated benefits are not realized;

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  the eventual actual cost of our abandonment of our leased facilities;

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  our ability to sublease the excess space we abandoned in our leased facilities; and

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  the impact of natural disasters, international conflicts and acts of terrorism, regional and global infectious illnesses (such as the SARS outbreak) and other events beyond our control on economic and market conditions.

        Due to the factors discussed above, you should not rely on quarter-to-quarter comparisons of our operating results as indicators of our future performance.

As we continue to develop new products utilizing new process technologies, we will increase our utilization of third parties for the manufacture of our products.

        As we continue to develop new products utilizing new process technologies, we will obtain an increasing portion of our wafer requirements from outside wafer fabrication facilities, known as foundries. There are significant risks associated with our reliance on third-party foundries, including:

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  the lack of ensured wafer supply, potential wafer shortages and higher wafer prices;

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  limited control over product delivery schedules, quality assurance and control, manufacturing yields and production costs; and

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  the unavailability of, or delays in obtaining, access to key fabrication process technologies.

        We have no long-term contracts with any foundry and we do not have a guaranteed level of production capacity at any foundry. The ability of each foundry to provide wafers to us is limited by its available capacity and our foundry suppliers could provide that limited capacity to its other customers. In addition, our foundry suppliers could reduce or even eliminate the capacity allocated to us on short notice. Moreover, such a reduction or elimination is possible even after we have submitted a purchase order. If we choose to use a new foundry, it typically takes several months to complete the qualification process before we can begin shipping products from the new foundry.

        The foundries we use may experience financial difficulties or suffer damage or destruction to their facilities. If these events or any other disruption of wafer fabrication capacity occur, we may not have a second manufacturing source immediately available. We may therefore experience difficulties or delays in securing an adequate supply of our products, which could impair our ability to meet our customers' needs and have a material adverse effect on our operating results. In the event of these types of delays, we cannot assure you that the required alternate capacity, particularly wafer production capacity, would be available on a timely basis or at all. Even if alternate wafer production capacity is available, we may not be able to obtain it on favorable terms, which could result in a loss of customers. We may be unable to obtain sufficient manufacturing capacity to meet demand, either at our own facilities or through foundry or similar arrangements with others.

        In addition, the highly complex and technologically demanding nature of semiconductor manufacturing has caused foundries to experience from time to time lower than anticipated manufacturing yields, particularly in connection with the introduction of new products and the installation and start-up of new process technologies. Lower than anticipated manufacturing yields may affect our ability to fulfill our customers' demands for our products on a timely and cost-effective basis.

        We cannot be certain that we will be able to maintain our good relationships with our existing foundries. In addition, we cannot be certain that we will be able to form relationships with other foundries as favorable as our current ones. Moreover, transferring from our internal fabrication facility or our existing foundries to another foundry, could require a significant amount of time and loss of revenue, and we cannot assure you that we could make a smooth and timely transition. If foundries are unable or unwilling to continue to supply us with these semiconductor products in required time frames and volumes or at commercially acceptable costs, our business may be harmed.

If we are unable to develop and introduce new semiconductors successfully and in a cost-effective and timely manner or to achieve market acceptance of our new semiconductors, our operating results would be adversely affected.

        The future success of our semiconductor business will depend on our ability to develop new semiconductor solutions for existing and new markets, introduce these products in a cost-effective and timely manner and convince leading equipment manufacturers to select these products for design into their own new products. Our quarterly results in the past have been, and are expected in the future to continue to be, dependent on the introduction of a relatively small number of new products and the timely completion and delivery of those products to customers. The development of new semiconductor devices is highly complex, and from time to time we have experienced delays in completing the development and introduction of new products and lower than anticipated manufacturing yields in the early production of such products. Our ability to develop and deliver new semiconductor products successfully will depend on various factors, including our ability to:

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  accurately predict market requirements and evolving industry standards;

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  accurately define new products;

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  timely complete and introduce new product designs;

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  timely qualify and obtain industry interoperability certification of our products and the products of our customers into which our products will be incorporated;

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  obtain sufficient foundry capacity;

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  achieve high manufacturing yields;

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  shift our products to smaller geometry process technologies to achieve lower cost and higher levels of design integration; and

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  gain market acceptance of our products and our customers' products.

        If we are not able to develop and introduce new products successfully and in a cost-effective and timely manner, our business, financial condition and results of operations would be materially and adversely affected.

        Our new semiconductor products generally are incorporated into our customers' products at the design stage. We often incur significant expenditures for the development of a new product without any assurance that an equipment manufacturer will select our product for design into its own product. The value of our semiconductors largely depends on the commercial success of our customers' products and on the extent to which those products accommodate components manufactured by our competitors. We cannot assure you that we will continue to achieve design wins or that equipment that incorporates our products will ever be commercially successful.

The amount and timing of revenue from newly designed semiconductors is often uncertain.

        We have announced a significant number of new semiconductor products and design wins for new and existing semiconductors. Achieving a design win with a customer does not create a binding commitment from that customer to purchase our products. Rather, a design win is solely an expression of interest by potential customers in purchasing our products and is not supported by binding commitments of any nature. Accordingly, a customer may choose at any time to discontinue using our products in their designs or product development efforts. Even if our products are chosen to be incorporated in our customer's products, we still may not realize significant revenues from that customer if their products are not commercially successful. A design win may not generate revenue if the customer's product is rejected by their end market. Typically, most new products or design wins have very little impact on near-term revenue. It may take well over a year before a new product or design win generates meaningful revenue.

        Once a manufacturer of communications equipment has designed a supplier's semiconductor into its products, the manufacturer may be reluctant to change its source of semiconductors due to the significant costs associated with qualifying a new supplier and potentially redesigning its product. Accordingly, our failure to achieve design wins with equipment manufacturers, which have chosen a competitor's semiconductor, could create barriers to future sales opportunities with these manufacturers.

Our semiconductor products typically have lengthy sales cycles and we may ultimately be unable to recover our investment in new products.

        After we have developed and delivered a semiconductor product to a customer, the customer will usually test and evaluate our product prior to designing its own equipment to incorporate our product. Our customer may need three to six months or longer to test, evaluate and adopt our semiconductors and an additional three to nine months or more to begin volume production of equipment that incorporates our semiconductors. Moreover, in light of the significant economic slow down in the telecommunications sector, it may take significantly longer than three to nine months before customers commence volume production of equipment incorporating some of our semiconductors. Due to this lengthy sales cycle, we may experience significant delays from the time we increase our expenses for research and development and sales and marketing efforts and make investments in inventory until the time that we generate revenue from these products. It is possible that we may never generate any revenue from these products after incurring such expenditures. Even if a customer selects our semiconductors to incorporate into its equipment, we have no assurances that the customer will ultimately market and sell its equipment or that such efforts by our customer will be successful. The delays inherent in our lengthy sales cycle increase the risk that a customer will decide to cancel or change its product plans. Such a cancellation or change in plans by a customer could cause us to lose sales that we had anticipated. In addition, our business, financial condition and results of operations could be materially and adversely affected if a significant customer curtails, reduces or delays orders during our sales cycle or chooses not to release equipment that contains our products.

        The resources devoted to product research and development and sales and marketing may not generate material revenue for us, and from time to time, we may need to write off excess and obsolete inventory. If we incur significant marketing and inventory expenses in the future that we are not able to recover, and we are not able to compensate for those expenses, our operating results could be adversely affected. In addition, if we sell our products at reduced prices in anticipation of cost reductions and we still have higher cost products in inventory, our operating results would be harmed.

If we are unable to respond to the rapid technological changes taking place in our industry, our existing products could become obsolete and we could face difficulties making future sales, or as a result of rights to return, our revenues could be reduced.

        The markets in which we compete are characterized by rapidly changing technologies, evolving industry standards and frequent improvements in products and services. If the technologies supported by our products become obsolete or fail to gain widespread acceptance, as a result of a change in industry standards or otherwise, we could face difficulties making future sales.

        We must continue to make significant investments in research and development to seek to develop product enhancements, new designs and technologies on a cost effective basis. If we are unable to develop and/or gain access to and introduce new products or enhancements in a timely and cost effective manner in response to changing market conditions or customer requirements, or if our new products do not achieve market acceptance, our sales could decline. Additionally, initial lower margins are typically experienced with new products under development.

        Our sole distributor has certain rights to return unsold inventory. We recognize revenue upon shipment of our products, although we establish reserves for estimated returns. There could be substantial product returns for a variety of reasons outside of our control. If our reserves are insufficient to account for these returns or if we are unable to resell these products on a timely basis at similar prices, our revenues may be reduced. Because the market for our products is rapidly evolving, we may not be able to resell returned products at attractive prices or at all.

Our existing and potential customers operate in an intensely competitive environment and our success will depend on the success of our customers.

        The companies in our target markets face an extremely competitive environment. Some of the products we design and sell are customized to work with specific customers' systems. If the companies with whom we establish business relations are not successful in building their systems, promoting their products, including new revenue-generating services, receiving requisite approvals and accomplishing the many other requirements for the success of their businesses, our growth will be limited. Furthermore, our customers may have difficulty obtaining parts from other suppliers causing these customers to cancel or delay orders for our products. In addition, we have limited ability to foresee the competitive success of our customers and to plan accordingly.

If the broadband cable and wireless communications markets fail to grow or they decline, our sales may not grow or may decline.

        Our future growth depends on the success of the broadband cable and wireless communications markets. The rate at which these markets will grow is difficult to predict. These markets may fail to grow or decline for many reasons, including:

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  insufficient consumer demand for broadband cable or wireless products or services;

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  the inability of the various communications service providers to access adequate capital to build their networks;

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  inefficiency and poor performance of broadband cable or wireless communications services compared to other forms of broadband access; and

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  real or perceived security or health risks associated with wireless communications.

        Throughout the last three years, the demand for telecom equipment has been very soft. This weakness in demand is currently projected to continue through the end of 2004 and potentially beyond based on customer forecasts for the purchase of our products. If the markets for our products in broadband cable or wireless communications decline, fail to grow, or grow more slowly than we anticipate, the use of our products may be reduced and our sales could suffer.

If we or our outsourced manufacturers fail to accurately forecast component and material requirements, we could incur additional costs or experience product delays.

        We use rolling forecasts based on anticipated product orders to determine our component requirements. It is very important that we accurately predict both the demand for our products and the lead times required to obtain the necessary products and/or components and materials. Lead times for components and materials that we, or our outsourced manufacturers, order can vary significantly and depend on factors such as specific supplier requirements, the size of the order, contract terms and current market demand for the components. To the extent that we rely on outsourced manufacturers, many of these factors will be outside of our direct managerial control. For substantial increases in production levels, our outsourced manufacturers and some suppliers may need six months or more lead time. As a result, we may be required to make financial commitments in the form of purchase commitments. We lack visibility into the finished goods inventories of our customers and the end-users. This lack of visibility impacts our ability to accurately forecast our requirements. If we overestimate our component, material and outsourced manufactured requirements, we may have excess inventory, which would increase our costs. An additional risk for potential excess inventory results from our volume purchase commitments with certain material suppliers, which can only be reduced in certain circumstances. Additionally, if we underestimate our component, material, and outsourced manufactured requirements, we may have inadequate inventory, which could interrupt and delay delivery of our products to our customers. Any of these occurrences would negatively impact our sales and profitability. We have incurred, and may in the future incur, charges related to excess and obsolete inventory. These charges amounted to $528,000 in the nine months ended September 26, 2004, $251,000 and $212,000 for the years ended December 31, 2003 and 2002, respectively. While these charges may be partially offset by subsequent sales of previously written-down inventory, there can be no assurance that any such sales will be significant. As we broaden our product lines we must outsource the manufacturing of or purchase a wider variety of components. In addition, new product lines contain a greater degree of uncertainty due to a lack of visibility of customer acceptance and potential competition. Both of these factors will contribute a higher level of inventory risk in our near future.

We depend on outsourced manufacturers and on single or limited source suppliers for some of the key components and materials in our products, which makes us susceptible to shortages or price fluctuations that could adversely affect our operating results.

        We typically purchase our components and materials through purchase orders, and we have no guaranteed supply arrangements with any of our suppliers. We currently purchase several key components and materials used in our products from single or limited source suppliers. In the event one of our sole source suppliers or outsourced manufacturers are unable to deliver us products or unwilling to sell us material components this could have a significant adverse effect on our operations. Additionally, we or our outsourced manufacturers may fail to obtain required products and components in a timely manner in the future. We may also experience difficulty identifying alternative sources of supply for the components used in our products or products we obtain through outsourcing. We would experience delays if we were required to test and evaluate products of potential alternative suppliers or products we obtain through outsourcing. Furthermore, financial or other difficulties faced by our outsourced manufacturers, or suppliers or significant changes in demand for the components or materials they use in the products and/or supply to us could limit the availability of those products, components or materials to us.

We rely on the significant experience and specialized expertise of our senior management in our industry and must retain and attract qualified engineers and other highly skilled personnel in a highly competitive job environment to maintain and grow our business.

        Our performance is substantially dependent on the continued services and on the performance of our senior management and our highly qualified team of engineers, who have many years of experience and specialized expertise in our business. Our performance also depends on our ability to retain and motivate our other executive officers and key employees. The loss of the services of any of our executive officers or of a number of our engineers could harm our ability to maintain and build our business. We have no "key man" life insurance policies.

        Our future success also depends on our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, marketing and customer service personnel. If we fail to attract, integrate and retain the necessary personnel, our ability to maintain and build our business could suffer significantly. Additionally, California State law can create unique difficulties for a California based company attempting to enforce covenants not to compete with employees which could be a factor in our future ability to retain key management and employees in a competitive environment.

Our business is subject to the risks of product returns, product liability and product defects.

        Products as complex as ours frequently contain undetected errors or defects, especially when first introduced or when new versions are released. The occurrence of errors could result in product returns from and reduced product shipments to our customers. In addition, any failure by our products to properly perform could result in claims against us by our customers. Such failure also could result in the loss of or delay in market acceptance of our products or harm our reputation. Due to the recent introduction of some of our products, we have limited experience with the problems that could arise with these products. If problems occur or become significant, it could result in a reduction in our revenues and increased costs related to inventory write-offs, warranty claims and other expenses which could have a material and adverse affect on our financial condition.

        Our purchase agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. However, the limitation of liability provision contained in these agreements may not be effective as a result of federal, state or local laws or ordinances or unfavorable judicial decisions in the United States or other countries. Although we maintain $22.0 million of insurance to protect against claims associated with the use of our products, our insurance coverage may not adequately cover all claims asserted against us. In addition, even ultimately unsuccessful claims could result in costly litigation, divert our management's time and resources and damage our customer relationships.

We use a number of specialized technologies, some of which are patented, to design, develop and manufacture our products. Infringement of our intellectual property rights could hurt our competitive position, harm our reputation and negatively impact our future profitability.

        We regard the protection of our copyrights, patents, service marks, trademarks, trade dress and trade secrets as critical to our future success and plan to rely on a combination of copyright, patent, trademark and trade secret law, as well as on confidentiality procedures and contractual provisions, to protect our proprietary rights. We seek patent protection for our unique developments in circuit designs, processes and algorithms. Adequate protection of our intellectual property rights may not be available in every country where our products and services are made available. We intend, as a general policy, to enter into confidentiality and invention assignment agreements with all of our employees and contractors, as well as into nondisclosure agreements with parties with which we conduct business, to limit access to and disclosure of our proprietary information; however, we have not done so on a uniform basis. As a result, we may not have adequate remedies to preserve our trade secrets or prevent third parties from using our technology without authorization. We cannot assure you that all future employees, contractors and business partners will agree to these contracts, or that, even if agreed to, these contractual arrangements or the other steps we have taken to protect our intellectual property will prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. If we are unable to execute these agreements or take other steps to prevent misappropriation of our technology or to deter independent development of similar technologies, our competitive position and reputation could suffer and we could be forced to make significant expenditures.

        We regularly file patent applications with the U.S. Patent and Trademark Office and in selected foreign countries covering particular aspects of our technology and intend to prosecute such applications to the fullest extent of the law. Based upon our assessment of our current and future technology, we may decide to file additional patent applications in the future, and may decide to abandon current patent applications. We cannot assure you that any patent application we have filed or will file will result in an issued patent, or, if patents are issued to us, that such patents will provide us with any competitive advantages and will not be challenged by third parties or invalidated by the U.S. Patent and Trademark Office or foreign patent office. Any failure to protect our existing patents or to secure new patents may limit our ability to protect the intellectual property rights that such patents or patent applications were intended to cover. Furthermore, the patents of others may impair our ability to do business.

        We have several registered trademarks and service marks, in the United States and abroad, and are in the process of registering others in the United States. Nevertheless, we cannot assure you that the U.S. Patent and Trademark Office will grant us these registrations. Should we decide to apply to register additional trademarks or service marks in foreign countries, there is no guarantee that we will be able to secure such registrations. The inability to register or decision not to register in certain foreign countries and adequately protect our trademarks and service marks could harm our competitive position, harm our reputation and negatively impact our future profitability.

We must gain access to improved process technologies.

        For our semiconductor products, our future success will depend upon our ability to continue to gain access to new and/or improved process technologies in order to adapt to emerging industry standards or competitive market conditions. In the future, we may be required to transition one or more of our products to process technologies with smaller geometries, other materials or higher speed in order to reduce costs and/or improve product performance. We may not be able to gain access to new process technologies in a timely or affordable manner. In addition, products based on these technologies may not achieve market acceptance.

Due to our utilization of foreign vendors, manufacturers and subcontractors, we are subject to international operational, financial and political risks.

        We expect to continue to rely on vendors, manufacturers and subcontractors located in Singapore, The Philippines, Malaysia, Taiwan and France. Additionally, we utilize vendors located in such countries in our semiconductor business to provide Gallium Arsenide ("GaAs") wafers as raw material in our semiconductor fabrication, to fabricate certain products, to assemble certain products and to package the majority of our semiconductor die in plastic or ceramic. Accordingly, we will be subject to risks and challenges such as:

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  compliance with a wide variety of foreign laws and regulations:

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  changes in laws and regulations relating to the import or export of semiconductor products;

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  legal uncertainties regarding taxes, tariffs, quotas, export controls, export licenses and other trade barriers;

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  political and economic instability in, foreign conflicts involving or the impact of regional and global infectious illnesses (such as the SARS outbreak) on the countries of these vendors, manufacturers and subcontractors causing delays in our ability to obtain our product;

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  reduced protection for intellectual property rights in some countries; and

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  fluctuations in freight rates and transportation disruptions.

        Political and economic instability and changes in governmental regulations in these areas as well as the United States could affect the ability of our overseas vendors to supply materials or services. Any interruption or delay in the supply of our required components, products, materials or services, or our inability to obtain these components, materials, products or services from alternate sources at acceptable prices and within a reasonable amount of time, could impair our ability to meet scheduled product deliveries to our customers and could cause customers to cancel orders.

We face intense competition, and, if we do not compete effectively in our markets, we will lose sales and have lower margins.

        The semiconductor industry is intensely competitive in each of the markets we serve and is characterized by:

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  rapidly changing technology;

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  swift product obsolescence;

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  manufacturing yield problems;

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  price erosion; and

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  limited supplies of components and materials.

        Our end markets are rapidly evolving and intensely competitive, and we expect competition to intensify further in the future. Many of our current and potential competitors have substantially greater technical, financial, marketing, distribution and other resources than we have. Price competition is intense and the market prices and margins of products frequently decline after competitors begin making similar products. A number of our competitors may have greater name recognition and market acceptance of their products and technologies. Furthermore, our competitors, or the competitors of our customers, may develop new technologies, enhancements of existing products or new products that offer superior price or performance features. These new products or technologies could render obsolete our products or the systems of our customers into which our products are integrated. If we fail to successfully compete in our markets our business and operating results would be materially and adversely affected.

We may not be able to successfully integrate those businesses we have acquired or may acquire in the future which could harm our business, financial condition and results of operations.

        We recently acquired the wireless infrastructure business and associated assets of EiC which we believe complements and expands our product portfolio and we may continue to acquire businesses in the future as part of our growth strategy. Integrating completed acquisitions into our existing operations involves numerous risks including the:

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  diversion of management's attention;

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  potential loss of key personnel;

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  ability of acquired business to maintain its pre-acquisition revenues and growth rates;

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  ability of acquired business to be financially successful or provide desired results; and

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  ability to develop and introduce new products.

        We may not be able to successfully integrate our acquisitions which could harm our business, financial condition and results of operations.

We may pursue acquisitions and investments in new businesses, products or technologies that involve numerous risks, including the use of cash and diversion of management's attention.

        In the future, we may make acquisitions of and investments in new businesses, products and technologies or we may acquire operations that expand our manufacturing capabilities. If we identify an acquisition candidate, we may not be able to successfully negotiate or finance the acquisition. Even if we are successful, we may not be able to integrate the acquired businesses, products or technologies into our existing business and products. As a result of the rapid pace of technological change, we may misgauge the long-term potential of the acquired business or technology or the acquisition may not be complementary to our existing business. Furthermore, potential acquisitions and investments, whether or not consummated, may divert our management's attention and require considerable cash outlays at the expense of our existing operations. In addition, to complete future acquisitions, we may issue equity securities, incur debt, assume contingent liabilities or have amortization expenses and write-downs of acquired assets, which could affect our profitability.

Changes in the regulatory environment of the communications industry may reduce the demand for our products.

        The deregulation of the telecommunications industry has resulted in an increased number of service providers. Such increase, coupled with the expanding use of the Internet and data networking by businesses and consumers, has resulted in the rapid growth of the communications industry. This has led and will likely continue to lead to intense competition, short product life cycles, and, to some extent, regulatory uncertainty in and outside the United States. The course of the development of the communications industry is difficult to predict. For example, the delays in governmental approval processes that our customers are subject to, such as the issuance of site permits and the auction of frequency spectrum, have in the past caused, and may in the future cause, the cancellation, postponement or rescheduling of the installation of communications systems by our customers. A reduction in network infrastructure expenditures could negatively affect the sale of our products. Moreover, in the short term, deregulation may result in a delay or a reduction in the procurement cycle because of the general uncertainty involved with the transition period of businesses.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud which could subject us to regulatory sanctions, harm our business and operating results and cause the trading price of our stock to decline.

        Effective internal controls required under Section 404 of the Sarbanes-Oxley Act of 2002 are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our business, reputation and operating results could be harmed. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. For example, our external auditors recently identified a "material weakness" in the course of their review of the quarter ended September 26, 2004, which means that they believed that there was "a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected." We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future.

Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could subject us to regulatory sanctions, harm our business and operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also harm our reputation and cause investors to lose confidence in our reported financial information, which could have a negative impact on the trading price of our stock.

If we are required to treat employee stock option and employee stock purchase plans as a compensation expense, it could significantly reduce our net income and earnings per share and could adversely affect our ability to attract and retain key personnel.

        There has been ongoing public debate whether employee stock option and employee stock purchase plans shares should be treated as a compensation expense and, if so, how to properly value such charges. If we elected or were required to record an expense for our stock-based compensation plans using the fair value method, we could have significant accounting charges. For example in fiscal year 2003, had we accounted for stock-based compensation plans as a compensation expense, annual diluted earnings per share would have been reduced by $0.04 per share. Although we are not currently required to record any compensation expense using the fair value method in connection with option grants that have an exercise price at or above fair market value and for shares issued under our employee stock purchase plan, it is possible that future laws or regulations will require us to treat all stock-based compensation as a compensation expense using the fair value method.

        We believe that stock options and other long-term equity incentives directly motivate our employees to maximize long-term stockholder value and, through the use of vesting, encourage employees to remain with our company. Several regulatory agencies and entities are considering regulatory changes that could make it more difficult or expensive for us to grant stock options to employees. For example, the Financial Accounting Standards Board has proposed changes to the U.S. generally accepted accounting principles that, if implemented, would require us to record a charge to earnings for employee stock option grants. In addition, new regulations implemented by the Nasdaq National Market generally requiring stockholder approval for all stock option plans could make it more difficult for us to grant options to employees in the future. To the extent that new regulations make it more difficult or expensive to grant stock options to employees, we may incur increased compensation costs, change our equity compensation strategy or find it difficult to attract, retain and motivate employees, each of which could materially and adversely affect our business.

Our future profitability could suffer from known or unknown liabilities that we retained when we sold parts of our company.

        In the recent past, we completed the divestiture of all but our current business. In the transactions in which we sold our other businesses, we generally retained liability arising from events occurring prior to the sale. Some of these liabilities were or have since become known to us, such as the environmental condition of the production facilities we sold. We may have underestimated the scope of these liabilities, and we may become aware of additional liabilities associated with the following in the future:

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  ownership of the intellectual property we have sold;

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  the potential infringement by our sold businesses of the intellectual property of others;

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  the regulatory compliance of our sold defense business;

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  export control compliance with respect to our defense products purchased by the United States and foreign governments; and

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  product defect claims with respect to products manufactured by our sold businesses before they were sold.

        If these and any other unknown liabilities and obligations exceed our expectations and established reserves, our future profitability could suffer and our capital needs could increase.

If we fail to comply with environmental regulations we could be subject to substantial fines, we could be required to suspend production, alter manufacturing processes or cease operations.

        Two of our former production facilities at Scotts Valley and Palo Alto have significant environmental liabilities for which we have entered into and funded fixed price remediation agreements and obtained cost-overrun and unknown pollution insurance coverage.

        The Scotts Valley site is a federal Superfund site. Chlorinated solvent and other contamination was identified at the site in the early 1980s, and by the late 1980s we had installed a groundwater extraction and treatment system. In 1991, we entered into a consent decree with the United States Environmental Protection Agency providing for remediation of the site. In July 1999, we signed a remediation agreement with an environmental consulting firm, ARCADIS Geraghty & Miller. Pursuant to this remediation agreement, we paid $3.0 million in exchange for which ARCADIS agreed to perform the work necessary to assure satisfactory completion of our obligations under the consent decree. The agreement also contains a cost overrun guaranty from ARCADIS up to a total project cost of $15.0 million. In addition, the agreement included procurement of a ten-year, claims-made insurance policy to cover overruns of up to $10.0 million from American International Specialty, along with a ten-year, claims made $10.0 million policy to cover various unknown pollution conditions at the site.

        The Palo Alto site is a state Superfund site and is within a larger, regional state Superfund site. As with the Scotts Valley site, contamination was discovered in the 1980s, and groundwater extraction and treatment systems have been operating for several years at both the site and the regional site. In July 1999, we entered into a remediation agreement with an environmental consulting firm, SECOR. Pursuant to this remediation agreement, we paid $2.4 million in exchange for which SECOR agreed to perform the work necessary to assure satisfactory completion of our obligations under the applicable remediation orders. The payment included the premium for a 30-year, claims-made insurance policy to cover cost overruns up to $10.0 million from AIG, along with a ten-year claims-made $10.0 million insurance policy to cover various unknown pollution conditions at the site.

        We cannot assure you that this insurance will be sufficient to cover all liabilities related to these two sites. In addition, we are subject to a variety of federal, state and local governmental regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture our products. In the past, we have been subject to periodic environmental reviews and audits, which have resulted in minor fines. If we fail to comply with these regulations, substantial fines could be imposed on us, and we could be required to suspend production, alter manufacturing processes or cease operations any of which could have a material negative effect on our sales, income and business operations.

If RF emissions pose a health risk, the demand for our products may decline.

        Recent news reports have asserted that some radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. If it were determined or perceived that RF emissions from wireless communications equipment create a health risk, the market for our wireless customers' products and, consequently, the demand for our products could decline significantly.

We may need to raise additional capital in the future through the issuance of additional equity or convertible debt securities or by borrowing money, and additional funds may not be available on terms acceptable to us.

        We believe that the cash, cash equivalents and investments on hand, the cash we expect to generate from operations and borrowings under our line of credit will be sufficient to meet our liquidity and capital spending requirements for at least the next twelve months. However, it is possible that we may need to raise additional funds to fund our activities during and/or beyond that time. We could raise these funds by selling more stock to the public or to selected investors, or by borrowing money. In addition, even though we may not need additional funds, we may still elect to sell additional equity securities or obtain credit facilities for other reasons. We may not be able to obtain additional funds on favorable terms, or at all. If adequate funds are not available, we may be required to curtail our operations significantly or to obtain funds through arrangements with strategic partners or others that may require us to relinquish rights to certain technologies or potential markets. If we raise additional funds by issuing additional equity or convertible debt securities, the ownership percentages of existing stockholders would be reduced. In addition, the equity or debt securities that we issue may have rights, preferences or privileges senior to those of the holders of our common stock.

        It is possible that our future capital requirements may vary materially from those now planned. The amount of capital that we will need in the future will depend on many factors, including:

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  whether we operate on a positive cash flow basis;

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  the market acceptance of our products;

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  the levels of promotion and advertising that will be required to launch our products and achieve and maintain a competitive position in the marketplace;

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  volume price discounts;

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  our business, product, capital expenditure and research and development plans and product and technology roadmaps;

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  the levels of inventory and accounts receivable that we maintain;

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  capital improvements to new and existing facilities;

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  technological advances;

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  our competitors' response to our products; and

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  our relationships with suppliers and customers.

        In addition, we may require additional capital to accommodate planned growth, hiring, infrastructure and facility needs or to consummate acquisitions of other businesses, products or technologies.

There are inherent risks associated with sales to our foreign customers.

        We sell a significant portion of our product to customers outside of the United States. Sales to customers outside of the United States accounted for approximately 34%, 32%, 34% and 42% of our sales in nine months ended September 26, 2004 and the years ended December 31, 2003, 2002 and 2001, respectively. We expect that sales to customers outside of the United States will continue to account for a significant portion of our sales. Although all of our foreign sales are denominated in U.S. dollars, such sales are subject to certain risks, including, among others, changes in regulatory requirements, the imposition of tariffs and other trade barriers, the existence of political, legal and economic instability in foreign markets, language and cultural barriers, seasonal reductions in business activities, our ability to receive timely payment and collect our accounts receivable, currency fluctuations, and potentially adverse tax consequences, which could adversely affect our business and financial results.

Our facilities are concentrated in an area susceptible to earthquakes.

        Our facilities are concentrated in an area where there is a risk of significant earthquake activity. Substantially all of the production equipment that currently accounts for our sales, as well as planned additional production equipment, is or will be located in a known earthquake zone. We cannot predict the extent of the damage that our facilities and equipment would suffer in the event of an earthquake or how such damage would affect our business. We do not maintain earthquake insurance.

You may be unable to recover damages from Arthur Andersen LLP in the event financial information audited by Arthur Andersen LLP included or incorporated in our Annual Report on Form 10-K and any of our other public filings is determined to contain false statements.

        Our Annual Report on Form 10-K as of December 31, 2003, which includes the report of Arthur Andersen on our consolidated statements of operations, shareholders' investment and cash flows for the year ended December 31, 2001 is incorporated by reference into our previously filed Registration Statements, File Nos. 333-52408, 333-66244 on Form S-8 and 333-110111 on Form S-3 (collectively, the "Registration Statements"). After reasonable efforts, we were unable to obtain Arthur Andersen's consent to incorporate by reference into the Registration Statements its audit report with respect to the financial statements of the Company as of December 31, 2001 and the year then ended. Under these circumstances, Rule 437(a) under the Securities Act of 1933, as amended, permits us to file our Form 10-K as of December 31, 2003 without such consent from Arthur Andersen. However, as a result, the absence of such consent may limit recovery by investors on certain claims, including the inability of investors to assert claims against Arthur Andersen under Section 11 of the Securities Act of 1933, as amended, for any untrue statements of a material fact contained, or any omissions to state a material fact required to be stated, in those audited financial statements. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from Arthur Andersen's provision of auditing and other services to us) may be limited as a practical matter due to recent events regarding Arthur Andersen.

Sales of substantial amounts of our common stock by Fox Paine and others, could adversely affect the market price of our common stock.

        As of September 26, 2004, Fox Paine was the beneficial owner of 41.9% of our common stock which represents 25.5 million of our approximately 61.0 million outstanding shares of common stock. Sales of substantial amounts of our common stock into the public market by Fox Paine, or perceptions that those sales could occur, could adversely affect the prevailing market price of our common stock.

        In addition to the adverse effect a price decline would have on holders of our common stock, a price decline in our common stock could impede our ability to raise capital through the issuance of additional shares of common stock or other equity or convertible debt securities. A price decline in our common stock below the Nasdaq minimum bid requirements due to substantial sales of our common stock by Fox Paine, could result in our common stock being delisted from the Nasdaq National Market. Delisting could in turn reduce the liquidity of our common stock and inhibit or preclude our ability to raise capital.

        In addition, Fox Paine currently has the right, subject to various conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or for other stockholders. If Fox Paine exercises their registration rights in the future it could cause the price of our common stock to fall or preclude our common stock from rising.

        We have recently issued shares of our common stock for an acquisition and may continue to do so in future acquisitions. The resale of significant number of such shares could adversely affect the trading price of our common stock.

        Furthermore, future sales of substantial amounts of common stock by our officers, directors and other stockholders, including any sales under a Rule 10b5-1 sales plan, in the public market or otherwise or the awareness that a large number of shares is available for sale, could adversely affect the market price of our common stock. In addition to the adverse effect a price decline would have on holders of our common stock, that decline would impede our ability to raise capital through the issuance of additional shares of common stock or other equity or convertible debt securities.

If our common stock ceases to be listed for trading on the Nasdaq National Market, it may harm our stock price and make it more difficult for you to sell your shares.

        Our common stock is listed on the Nasdaq National Market and the bid price for our common stock has been below $1.00 per share for thirty consecutive trading days during certain periods as recently as April, 2003. The Nasdaq National Market rules for continued listing require, among other things, that the bid price for our common stock not fall below $1.00 per share for a period of 30 consecutive trading days. Although we have been able to regain compliance in the past, because of the volatility in our common stock price, there can be no assurance that we will be able to maintain compliance in the future. While there are steps we can take to address this situation in the future, including a reverse stock split or share repurchase, we cannot assure you that our stock will maintain such minimum bid price requirement or that we will be able to meet or maintain all of the Nasdaq National Market continued listing requirements in the future. If, in the future, our minimum bid price is again below $1.00 for 30 consecutive trading days, under the current Nasdaq National Market rules we will have a period of 180 days to attain compliance by meeting the minimum bid price requirement for 10 consecutive days during the compliance period.

        If our common stock ceases to be listed for trading on the Nasdaq National Market for failure to meet the minimum bid price requirement, we expect that our common stock would be traded on the NASD's Over-the-Counter Bulletin Board unless Nasdaq grants an additional grace period for transfer to Nasdaq's SmallCap Market, which also has a similar $1.00 minimum bid requirement. In addition, our stock could then potentially be subject to the Securities and Exchange Commission's "penny stock" rules, which place additional disclosure requirements on broker-dealers. These additional disclosure requirements may harm your ability to sell your shares if it causes a decline in the ability or willingness of broker-dealers to sell our common stock. We also expect that the level of trading activity of our common stock would decline if it is no longer listed on the Nasdaq National Market or SmallCap Market. As such, if our common stock ceases to be listed for trading on the Nasdaq National Market or SmallCap Market for any reason, it may harm our stock price, increase the volatility of our stock price and make it more difficult for you to sell your shares of our common stock.

Our largest stockholder has the ability to take action that may adversely affect our business, our stock price and our ability to raise capital.

        As of September 26, 2004, Fox Paine & Company, LLC ("Fox Paine") is the indirect beneficial owner of 41.9% of our outstanding share capital. As a result, Fox Paine has and will continue to have significant influence over the outcome of matters requiring stockholder approval, including:

  •
  election of all our directors and the directors of our subsidiaries;

  •
  amending our charter or by-laws; and

  •
  agreeing to or preventing mergers, consolidations or the sale of all or substantially all our assets or our subsidiaries' assets.

        Fox Paine's significant ownership interest could also delay, prevent or cause a change in control relating to us which could adversely affect the market price of our common stock.

        Fox Paine's significant ownership interest could also subject us to a class action lawsuit which could result in substantial costs and divert our management's attention and financial resources from more productive uses. Fox Paine, on September 18, 2002, made a proposal to acquire all of the shares held by unaffiliated stockholders, which was subsequently withdrawn on March 27, 2003. Prior to Fox Paine's withdrawal of such proposal, four lawsuits, three of which were purported class action lawsuits, were filed against us and Fox Paine in connection with such proposal. Among other things, these lawsuits sought an injunction against the consummation of the proposal and an award of unspecified compensatory damages. These lawsuits were voluntarily dismissed after Fox Paine's withdrawal of such proposal without any consideration being required to be paid to the plaintiff's and each party was obligated to bear its own attorney's fees, costs and expenses. We can make no assurance, however, that Fox Paine will not at some point in the future make another proposal regarding us and, if so, what the terms and outcome of such proposal might be. If Fox Paine were in the future to make a proposal involving us then, depending on the terms of such proposal, the resulting transaction could result in litigation which could adversely affect our business or our stock price.

        In addition, Fox Paine receives management fees from us which could influence their decisions regarding us. Under our management agreement with Fox Paine, we are obligated to pay Fox Paine a fee in the amount of 1% of the prior year's income before interest expense, interest income, income taxes, depreciation and amortization and equity in earnings (losses) of minority investments, calculated without regard to the fee. Due to our losses incurred, we have not been required to pay management fees to Fox Paine since 2001.

        Fox Paine may in the future make significant investments in other communications companies. Some of these companies may be our competitors. Fox Paine and its affiliates are not obligated to advise us of any investment or business opportunities of which they are aware, and they are not restricted or prohibited from competing with us.

        The sale of a substantial number of shares of our common stock by Fox Paine or the perception that such sale could occur, could negatively affect the market price of our common stock and could also materially impair our future ability to raise capital through an offering of securities.

Our stock price is highly volatile.

        The market price of our common stock has fluctuated substantially in the past and is likely to continue to be highly volatile and subject to wide fluctuations. Since our initial public offering in August, 2000, through September 26, 2004, our common stock has traded at prices as low as $0.560 and as high as $59.875 per share. These fluctuations have occurred and may continue to occur in response to various factors, many of which we cannot control, including:

  •
  shares sold by the selling stockholders;

  •
  quarter-to-quarter variations in our operating results;

  •
  announcements of technological innovations or new products by our competitors, customers or us;

  •
  general conditions in the semiconductor industry and telecommunications and data communications equipment markets;

  •
  changes in earnings estimates or investment recommendations by analysts;

  •
  changes in investor perceptions; or

  •
  changes in expectations relating to our products, plans and strategic position or those of our competitors or customers.

        In addition, the market prices of securities on the NASDAQ National Market and that of our customers and competitors have been especially volatile. This volatility has significantly affected the market prices of securities for reasons frequently unrelated to the operating performance of the specific companies. Accordingly, you may not be able to resell your shares of common stock at or above the price you paid. In the past, companies that have experienced volatility in the market price of their securities have been the subject of securities class action litigation. If we were the object of a securities class action litigation, it could result in substantial losses and divert management's attention and resources from other matters.

We do not expect to pay any dividends for the foreseeable future.

        Although we had cash, cash equivalents and short-term investments of $49.8 million at September 26, 2004, we do not anticipate that we will pay any dividends to holders of our common stock in the foreseeable future. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not invest in our common stock.

FORWARD LOOKING STATEMENTS

        Some of the information set forth in this prospectus and in the documents incorporated herein by reference contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, WJ Communications may make other written and oral communications from time to time that contain such statements. Forward-looking statements, including statements as to industry trends, future expectations of WJ Communications and other matters that do not relate strictly to historical facts, are based on certain assumptions by management. These statements are often identified by the use of words such as "may," "will," "expect," "plans," "believe," "anticipate," "intend," "could," "estimate," or "continue" and similar expressions or variations, and are based on the beliefs and assumptions of the management of WJ Communications based on information then currently available to management. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks discussed herein under the heading "Risk Factors" and described in the WJ Communications' Annual Report on Form 10-K for the fiscal year ended December 31, 2003 under "Risk Factors That May Affect Future Results." WJ Communications cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; WJ Communications undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares offered by this prospectus. All proceeds from the sale of the shares will be for the account of the selling stockholders.

SELLING STOCKHOLDERS

        We issued the shares of common stock offered by this prospectus to the selling stockholders on June 18, 2004 at the closing of our acquisition of assets of EiC Corporation and EiC Enterprises Limited in a transaction exempt from the registration requirements of the Securities Act.

        This prospectus covers the resale of shares of our common stock by the selling stockholders listed in the table below. We are registering the shares covered by this prospectus pursuant to a registration rights agreement between us and EiC, which obligates us to register the shares within 6 months of the closing of the acquisition. The selling stockholders have also entered into a lock-up agreement with us that restrict their ability to sell their shares of our common stock under this prospectus and otherwise. Under the lock-up agreement, EiC Enterprises Limited is not permitted to dispose of any of its shares until 90 days after the effectiveness of this registration statement and the amount of shares that EiC Enterprises Limited may sell thereafter is limited to 184,250 shares in any 90-day period after effectiveness of this registration statement. EiC Corporation, on the other hand, is permitted to sell all of its 184,250 shares under this registration statement upon effectiveness of this registration statement. None of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us, other than as a result of owning our securities.

        This prospectus covers the offer and sale by the selling stockholders of the number of shares of common stock owned by the selling stockholder set forth below. The term selling stockholders includes the stockholders listed below and their transferees, pledgees, donees or other successors. The information in the table below is based on information provided by the selling stockholder. Any or all of the shares listed below under the heading "Shares Available for Sale Under this Offering" may be offered for sale by or on behalf of the selling stockholders. None of the share amounts set forth below represents more than 1% of our outstanding common stock as of September 30, 2004.

Selling Stockholder	Shares Beneficially Owned Prior to the Offering	Shares Available For Sale Under this Offering
EiC Corporation	184,250	184,250
EiC Enterprises Limited	258,632	258,632

Total	442,882	442,882

        The shares are being registered to permit public secondary offering of the shares. The selling stockholders may offer the shares for resale from time to time. See "Plan of Distribution."

        We have filed with the Commission a registration statement, of which this prospectus forms a part, with respect to the resale of the shares of common stock from time to time under Rule 415 under the Securities Act.

        Because the selling stockholders may dispose of all or a portion of shares, we cannot estimate the number of shares that will be held by the selling stockholders upon termination of any such disposition. In addition, the selling stockholders identified above may sell, transfer or otherwise dispose of all or a portion of the shares of common stock that they own in transactions exempt from the registration requirements of the Securities Act, subject to applicable restrictions on transferability. See "Plan of Distribution."

TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for our common stock is Mellon Investor Services, LLC.

PLAN OF DISTRIBUTION

        We are registering an aggregate of 442,882 shares of common stock on behalf of the selling stockholders to permit public resales of the shares from time to time after the date of this prospectus subject to the terms of a lock-up agreement the selling stockholders have entered into with us. Under the lock-up agreement, EiC Enterprises Limited is not permitted to dispose of any of its shares until 90 days after the effectiveness of this registration statement and the amount of shares that EiC Enterprises Limited may sell thereafter is limited to 184,250 shares in any 90-day period after effectiveness of this registration statement. EiC Corporation, on the other hand, is permitted to sell all of its 184,250 shares under this registration statement upon effectiveness of this registration statement. As used in this prospectus, "selling stockholders" includes the pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. EiC Corporation has indicated to us that it intends to distribute its shares to certain employees who will then be considered selling stockholders for purposes of this prospectus. We are unaware of any other distribution agreements or arrangements entered into by the selling stockholders. All or a portion of the shares may be offered and sold from time to time by the selling stockholders and we cannot assure you that any selling stockholder will use this prospectus to sell any or all of the shares. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

        The selling stockholders may sell the shares on The Nasdaq National Market, in the over-the-counter market, or otherwise at prices and under terms then prevailing or at prices related to the then current market price at varying prices or at negotiated prices. The selling stockholders may sell some or all of their shares through:

  •
  a block trade in which a broker-dealer may resell a portion of the block, as principal in order to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account;

  •
  an over-the-counter distribution in accordance with the rules of The Nasdaq National Market;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  in privately negotiated transactions;

  •
  a combination of any such methods of sale; or

  •
  any other method permitted pursuant to applicable law.

        To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

        In connection with the distribution of the shares, the selling stockholders may also enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also:

  •
  (except with respect to affiliates) sell our common stock short and redeliver the shares to close out such short positions;

  •
  enter into option or other types of transactions that require the selling stockholder to deliver the shares to a broker-dealer, who will then resell or transfer the Shares pursuant to this prospectus (as supplemented or amended to reflect such transaction); or

  •
  loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transactions).

        In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

        The selling stockholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales. However, the selling stockholders and any broker-dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of Section 2(11) of the Securities Act. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If the selling stockholders qualify as "underwriters," they will be subject to the prospectus delivery requirements of Section 153 of the Act, which may include delivery through the facilities of the NASD.

        In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licenses brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders, and we have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act. In return, these selling stockholders have agreed to indemnify us and certain related persons against liabilities, including liabilities under the Securities Act.

        We have agreed to pay all expenses incurred in the registration of the shares other than fees and expenses of legal counsel, underwriters' fees, discounts or brokerage commissions or transfer taxes, if any, incurred by the selling stockholders. We will not receive any of the proceeds from the sale by the selling stockholders of the shares offered by this prospectus.

EXPERTS

        The financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the years ended December 31, 2003 and 2002 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        Our financial statements for the year ended December 31, 2001, which are incorporated by reference in this prospectus, were audited by Arthur Andersen LLP, independent accountants, who have ceased operations. Arthur Andersen expressed an unqualified opinion on those financial statements in their report dated January 22, 2002. The report of Arthur Andersen LLP is a copy of a report previously issued by Arthur Andersen, LLP which has not been reissued by Arthur Andersen LLP.

LEGAL MATTERS

        The validity of the shares of common stock offered by the selling stockholders through this prospectus will be passed upon by Shumaker, Loop & Kendrick, LLP.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The Commission allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or incorporated by reference in a later document. This prospectus incorporates by reference the following documents listed below that we have previously filed with the Commission:

  •
  Annual Report on Form 10-K for the year ended December 31, 2003 and filed on March 29, 2004 as amended by the Form 10-K/A filed on April 28, 2004.

  •
  Quarterly Reports on Form 10-Q for the quarterly periods ended March 28, 2004, June 27, 2004 and September 26, 2004, filed on May 11, 2004, August 11, 2004, and November 9, 2004, respectively and Form 10-Q/A for the quarter ended June 27, 2004 filed on September 3, 2004.

  •
  Current Report on Form 8-K filed on July 2, 2004 regarding the EiC acquisition.

  •
  The information with respect to our common stock under the caption "Description of Capital Stock" contained in our registration statement on Form S-1, including amendments, (Registration No. 333-38518) filed on June 2, 2000.

  •
  All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since March 29, 2004.

        This prospectus also incorporates by reference additional documents that we may file with the Commission between the date of this prospectus and before the completion of the offering of the shares of common stock described in this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        You can obtain any of the documents incorporated by reference in this document through us or from the Commission through the Commission's website at www.sec.gov.. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

WJ Communications, Inc.
401 River Oaks Parkway
San Jose, California 95134
Attention: Rainer Growitz, Vice President—Finance and Secretary and Interim Chief Financial Officer
(408) 577-6200

        If you request any incorporated documents from us, we will mail them to you by first-class mail, or another equally prompt means, within one business day after we receive your request.

LIMITATION OF LIABILITY AND INDEMNIFICATION

        Delaware General Corporation Law limits a director's liability for monetary damages, except for breach of a director's duties under certain circumstances. Our Certificate of Incorporation and By-laws contain provisions limiting a director's liability for monetary damages to the fullest extent permitted by

Delaware law. Our Certificate of Incorporation and By-laws also require us to indemnify our directors, and permit us to indemnify our officers, employees' fiduciaries and other agents, to the fullest extent permitted under Delaware law. These provisions do not limit or eliminate our or any stockholder's rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a Director's liability under federal securities laws. Our Certificate of Incorporation and By-laws also contain provisions indemnifying our Directors and officers to the fullest extent permitted under Delaware law. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as Directors.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the Securities and Exchange Commission (the "Commission") a registration statement under the Securities Act that registers the distribution of the shares of common stock by the selling stockholders. This prospectus is included as a part of that registration statement, which also includes additional information.

        In addition, we file reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934, as amended ("Exchange Act"). You may read and copy this information at the following location of the Commission:

Public Reference Room
450 Fifth Street, N.W.
Washington, D.C. 20549

        You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

        The Commission also maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the Commission. The address of that site is http://www.sec.gov.

442,882 Shares

WJ COMMUNICATIONS, INC.

Common Stock
Prospectus

                        , 2004

You should only rely on the information contained or incorporated by reference in this prospectus. We and the selling stockholders have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        We will pay all expenses associated with registering the selling stockholders' shares except for the fees and expenses of legal counsel for the selling stockholders, underwriters' fees, discounts, brokerage commissions or transfer taxes, if any, attributable to the sale or disposition of the shares. All of such expenses, except for the SEC Registration Fee, are estimated.

SEC Registration Fee	$168.90
Legal Fees and Expenses	$15,000.00
Accountants' Fees and Expenses	$15,000.00
Miscellaneous	$10,000.00

Total Expenses	$40,168.90

Item 15.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation has the power to indemnify its officers, directors, employees, agents (or persons serving in such positions in another entity at the request of the corporation) against expenses, including attorneys' fees, judgments, fines or settlement amounts actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation (and, with respect to any criminal action, had no reasonable cause to believe the person's conduct was unlawful), except that if such action shall be by or in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or another court in which the suit was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity. Our Certificate of Incorporation provides that we will indemnify our officers and directors to the fullest extent permitted by Delaware law. Further, we may enter into contractual agreements of indemnification with our directors and officers to provide for indemnification to the fullest extent permitted under Delaware law.

        As permitted by Section 102 of the DGCL, our Certificate of Incorporation provides that no director shall be liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director other than (i) for breaches of the director's duty of loyalty to the Registrant or its stockholder, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

        We maintain directors' and officers' liability insurance for the benefit of our directors and certain of our officers.

Item 16.    Exhibits

(a)
Exhibits

Exhibit	Description
4.1*	Registration Rights Agreement dated as of June 18, 2004, by and among the Registrant, EiC Corporation and EiC Enterprises Limited
4.2*	Seller Lock-up Agreement by EiC Corporation and EiC Enterprises Limited dated June 18, 2004
5.1	Opinion of Shumaker, Loop & Kendrick, LLP
23.1	Consent of Shumaker, Loop & Kendrick, LLP, (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche, LLP
25.1	Power of Attorney (included in signature page of this Registration Statement)

*
Previously filed with SEC on July 2, 2004 as an exhibit to the Company's current report on Form 8-K.

(b)
Financial Statement Schedules

        None.

        Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings

        (a)   The undersigned Company hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section (10)(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii), above, do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange of 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned Company hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, State of California on November 19, 2004.

WJ COMMUNICATIONS, INC.
/s/ MICHAEL R. FARESE Michael R. Farese Chief Executive Officer and President

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Michael R. Farese and Rainer N. Growitz, and each of them singly, as his true and lawful attorneys-in-fact and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act any registration statement relating to this offering that is to become effective upon filing pursuant to Rule 462 under the Securities Act (a "462 Registration Statement"), any and all amendments and exhibits to this Registration Statement or any 462 Registration Statement, and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby or thereby, with full power and authority to do and perform any and all acts and things whatsoever requests and necessary or desirable.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

/s/ MICHAEL R. FARESE Michael R. Farese Chief Executive Officer, President and Director	Dated: November 19, 2004
/s/ RAINER N. GROWITZ Rainer N. Growitz Vice President—Finance and Secretary and Interim Chief Financial Officer (Principal Financial Officer)	Dated: November 19, 2004
/s/ DAVID R. PULVINO David R. Pulvino Corporate Controller (Principal Accounting Officer)	Dated: November 19, 2004
/s/ W. DEXTER PAINE, III W. Dexter Paine, III Director	Dated: November 19, 2004
/s/ MICHAEL E. HOLMSTROM Michael E. Holmstrom Director	Dated: November 19, 2004

/s/ BRUCE W. DIAMOND Bruce W. Diamond Director	Dated: November 19, 2004
/s/ JACK G. LEVIN Jack G. Levin Director	Dated: November 19, 2004
/s/ CATHERINE P. LEGO Catherine P. Lego Director	Dated: November 19, 2004
Liane J. Pelletier Director
/s/ DAG F. WITTUSEN Dag F. Wittusen Director	Dated: November 19, 2004

INDEX TO EXHIBITS

Exhibit	Description
4.1*	Registration Rights Agreement dated as of June 18, 2004, by and among the Registrant, EiC Corporation and EiC Enterprises Limited
4.2*	Seller Lock-up Agreement by EiC Corporation and EiC Enterprises Limited dated June 18, 2004
5.1	Opinion of Shumaker, Loop & Kendrick, LLP
23.1	Consent of Shumaker, Loop & Kendrick, LLP, (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche, LLP
25.1	Power of Attorney (included in signature page of this Registration Statement)

*
Previously filed with SEC on July 2, 2004 as an exhibit to the Company's current report on Form 8-K.

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TABLE OF CONTENTS
SUMMARY
RISK FACTORS
FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
TRANSFER AGENT AND REGISTRAR
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
LIMITATION OF LIABILITY AND INDEMNIFICATION
WHERE YOU CAN FIND ADDITIONAL INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS